Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-161915 and 333-178504 and Registration Statements on Form S-8 Nos. 333-69145, 333-124653, 333-75993, 333-64795, 333-04161, 333-86530, 333-38178, 333-140819, 333-118693 and 333-171298 of Newmont Mining Corporation of our report dated February 23, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado

February 23, 2012